Exhibit 10.10

Unofficial English Translation

LICENSE AGREEMENT OF TRADEMARK

Number 2.

On this day, Thursday, on the fourth day of April of the year two thousand twenty four (4-4-2024), at 13.05 WIB (five minutes past thirteen Western Indonesia Standard Time); Appeared before me, NOVITA PUSPITARINI, Sarjana Hukum, Notary in the Administrative City of South Jakarta, the appearers will be mentioned hereunder, in the presence of the witnesses whose names will be mentioned at the closing part of this deed:

I.	Mister NUR SALIM PODIONO, born in Medan, on the 28th (twenty eighth) day of October of the year 1976 (one thousand nine hundred seventy six), Director of the limited liability company which will be mentioned hereunder, residing in Jakarta, Jalan Karang Anyar Utara Number 2E, Neighborhood Association 006, Administrative Unit 010, Karang Anyar Sub-district, Sawah Besar District, Central Jakarta, holder of National Identity Card with National Identity Number 3173022810760003, Indonesia Citizen;

-	According to his statement, in this matter acting in his capacity abovementioned and therefore legally representing the Board of Directors of and as such acting for and on behalf of:

“PT DIANA MODE INDONESIA”, a limited liability company duly established and existing under the the laws of the Republic of Indonesia, domiciled in North Jakarta and having address at HQ Bella Terra Lifestyle Center, 1st Floor, Number 118, Jalan Boulevard Raya, Kelapa Gading Timur Sub-district, Kelapa Gading District, North Jakarta 14240, which its Articles of Association as contained in the:

-	deed dated the 2nd (second) day of November of the year 2023 (two thousand twenty three) Number 1, drawn up before me, Notary, which has obtained approval from the Minister of Law and Human Rights of the Republic of Indonesia pursuant to the Decision Letter dated the 3rd (third) day of November of the year 2023 (two thousand twenty three) Number AHU-0083917.AH.01.01.Tahun 2023 and has been published in the State Gazette of the Republic of Indonesia dated the 28th (twenty eighth) day of November of the year 2023 (two thousand twenty three) Number 95, Supplement Number 37530;

-	The latest composition of the Board of Directors and the Board of Commissioners is as contained in the deed dated the 2nd (second) day of November of the year 2023 (two thousand twenty three) Number 1 aforesaid;

-	The latest composition of the shareholders is as contained in the deed dated the 2nd (second) day of November of the year 2023 (two thousand twenty three) Number 1 aforesaid;

-	According to the explanation of the appearer, up to the signing of this deed, there is no amendment of the Articles of Association, change of composition of shareholders, change of composition of the Board of Directors and the Board of Commissioners other than already stated abovementioned;

-	According to the explanation of the appearer, to conduct legal action in this deed, in accordance with the provisions in the Articles of Association of PT DIANA MODE INDONESIA, no prior written approval is required, either from the Board of Commissioners or from the shareholders of PT DIANA MODE INDONESIA;

-	hereinafter PT DIANA MODE INDONESIA aforesaid shall be referred to as the “Licensor”;

II.	Mister ALIE GORDON MEIZAN, born in Jakarta, on the 25th (twenty fifth) day of May of the year 1968 (one thousand nine hundred sixty eight), President Director of the limited liability company which will be mentioned hereunder, residing in Jakarta, Jalan Mahoni Blok EGG. V/3, Neighborhood Association 010, Administrative Unit 015, Lagoa Sub-district, Koja District, North Jakarta, holder of National Identity Card with National Identity Number 3172032505680010, Indonesia Citizen;

-	According to his statement, in this matter acting in his capacity abovementioned and therefore legally representing the Board of Directors of and as such acting for and on behalf of:

“PT MIRAE ASIA PASIFIK”, a limited liability company duly established and existing under the the laws of the Republic of Indonesia, domiciled in North Jakarta and having address in Jalan Jembatan III Barat, Block B, Kaveling Number 7, Penjaringan Sub distric, Penjaringan Distric, North Jakarta, which its Articles of Association as contained in the:

-	deed dated the 8th (eighth) day of December of the year 2015 (two thousand fifteen) Number 2, drawn up before me, Notary, which has obtained approval from the Minister of Law and Human Rights of the Republic of Indonesia pursuant to the Decision Letter dated the 10th (tenth) day of December of the year 2015 (two thousand fifteen) Number AHU-2471132.AH.01.01.Tahun 2015 and has been published in the State Gazette of the Republic of Indonesia dated the 10th (tenth) day of May of the year 2016 (two thousand sixteen) Number 37, Supplement Number 7780;

-	amendment of Article 4 paragraph 2 of the Articles of Association of PT MIRAE ASIA PASIFIK as contained in the deed dated the 16th (sixteenth) day of November of the year 2016 (two thousand sixteen) Number 4, drawn up before me, Notary, which has obtained approval from the Minister of Law and Human Rights of the Republic of Indonesia pursuant to the Decision Letter dated the 18th (eighteenth) day of November of the year 2016 (two thousand sixteen) Number AHU-AH.01.03-0100197 and has been published in the State Gazette of the Republic of Indonesia dated the 27th (twenty seventh) day of March of the year 2017 (two thousand seventeen) Number 25, Supplement Number 703/L;

-	change of address and amendment of Article 3 paragraph 1 and paragraph 2 of the Articles of Association of PT MIRAE ASIA PASIFIK as contained in the deed dated the 6th (sixth) day of February of the year 2019 (two thousand nineteen) Number 1, drawn up before me, Notary, which has obtained approval from the Minister of Law and Human Rights of the Republic of Indonesia pursuant to the Decision Letter dated the 11th (eleventh) day of February of the year 2019 (two thousand nineteen) Number AHU-0006855.AH.01.02.Tahun 2019 and has been published in the State Gazette of the Republic of Indonesia dated the 23rd (twenty third) day of August of the year 2019 (two thousand nineteen) Number 68, Supplement Number 24397;

-	The latest composition of the Board of Directors and the Board of Commissioners is as contained in the deed dated the 9th (ninth) day of November of the year 2021 (two thousand twenty one) Number 7, drawn up before me, Notary;

-	The latest composition of the shareholders is as contained in the deed dated the 17th (seventeenth) day of September of the year 2018 (two thousand eighteen) Number 5 aforesaid;

-	According to the explanation of the appearer, up to the signing of this deed, there is no amendment of the Articles of Association, change of composition of shareholders, change of composition of the Board of Directors and the Board of Commissioners other than already stated abovementioned;

-	hereinafter PT MIRAE ASIA PASIFIK aforesaid shall be referred to as the “Licensee”;

The Licensor and the Licensee shall jointly be referred to as the “Parties”, and individually shall be referred to as the “Party” or as abovementioned.

The Parties in their abovementioned respective capacities hereby first explain:

A.	WHEREAS, the Licensor is the owner of DIANA Trademark, with the following specifications:

1.	Class Code 18, for types of goods in the form of bags, purses, suitcases, which have been registered at the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number IDM000155949, dated the 3rd (third) day of March of the year 2008 (two thousand eight), whereby the Starting Date of Protection commences on the 3rd (third) day of October of the year 2008 (two thousand eight) and shall end on the 3rd (third) day of October of the year 2028 (two thousand twenty eight);

2.	Class Code 18, for types of goods in the form of bags, purses, suitcases, which have been registered at the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number IDM000202886, dated the 7th (seventh) day of May of the year 2009 (two thousand nine), whereby the Starting Date of Protection commences on the 12th (twelfth) day of September of the year 2009 (two thousand nine) and shall end on the 12th (twelfth) day of September of the year 2029 (two thousand twenty nine);

3.	Class Code 25, for goods in the form of all kinds of apparel, including women’s bras, shorts, all kinds of underwear for men/women, trousers, bikinis, swimwear, waistbands and socks, which have been registered with the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number IDM000155948, dated the 3rd (third) day of March of the year 2008 (two thousand eight), whereby the Starting Date of Protection commences on the 3rd (third) day of October of the year 2008 (two thousand eight) and shall end on the 3rd (third) day of October of the year 2028 (two thousand twenty eight);

4.	Class Code 25, for goods in the form of all kinds of ready-made clothing, including women’s bras, shorts, all kinds of short/long trousers for men/women, all kinds of underwear for men/women, trousers, bikinis, swimwear, waistband and socks, which have been registered at the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number DM000202885, dated the 7th (seventh) day of May of the year 2009 (two thousand nine), whereby the Starting Date of Protection commences since the 12th (twelfth) day of September of the year 2009 (two thousand nine) and shall end on the 12th (twelfth) day of September of the year 2029 (two thousand twenty nine);

5.	Class Code 25, for goods in the form of women’s bras, which have been registered at the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number IDM000202887, dated the 7th (seventh) day of May of the year 2009 (two thousand nine), whereby the Starting Date of Protection commences on the 12th (twelfth) day of September of the year 2009 (two thousand nine) and shall end on the 12th (twelfth) day of September of the year 2029 (two thousand twenty nine);

6.	Class Code 25, for types of goods in the form of women’s bras, corsets, panties, underwear, singlets, women’s petticoats, pajamas, camisoles, swimwear, clothing, which have been registered at the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number IDM000659662, dated the 18th (eighteenth) day of November of the year 2019 (two thousand nineteen), whereby the Starting Date of Protection commences on the 4th (fourth) day of May of the year 2016 (two thousand sixteen) and shall end on the 4th (fourth) day of May of the year 2026 (two thousand twenty six);

7.	Class Code 25, for goods in the form of women’s bras, which have been registered at the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia, with Registration Number IDM000290143, dated the 17th (seventeenth) day of May of the year 2021 (two thousand twenty one), whereby the Starting Date of Protection commences on the 14th (fourteenth) day of November of the year 2011 (two thousand eleven) and shall end on the 14th (fourteenth) day of November of the year 2031 (two thousand thirty one);

-	hereinafter DIANA Trademark with the above specifications shall be referred to as the “DIANA Trademarks”;

B.	WHEREAS, the Licensor intends to grant permission to the Licensee to use DIANA Trademarks for Business purposes (as defined below) in the territory of Indonesia and outside the territory of Indonesia in accordance with the terms and conditions regulated in this deed;

THEREFORE, the Parties hereby agree to enter into this deed of License Agreement Of Trademark (hereinafter referred to as the “Agreement”) subject to the following terms and conditions:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise:

a.	“Business” shall mean the commercial venture in the world of commerce or any business that can generate certain profits in which the Licensee is involved or intends to be involved;

b.	“Indonesia” shall mean the state of Republic of Indonesia;

c.	“Indonesian Trademark Office” shall mean the Directorate General of Intellectual Property, Ministry of Law and Human Rights of the Republic of Indonesia;

d.	“Indonesian Rupiah” shall mean the official currency of the Republic of Indonesia;

e.	“Trademark” shall mean a sign that can be displayed graphically in the form of an image, logo, name, word, letter, number, color arrangement, in 2 (two) dimensions and/or 3 (three) dimensions, sound, hologram, or a combination of the 2 (two) or more of these elements to differentiate goods and/or services produced by individuals or legal entities in the activities of trading goods and/or services owned by the Licensor, especially regulated in this Agreement and other formulas that will be owned by the Licensor and which have been developed or used from time to time by the Licensor;

f.	“Location” shall mean the address of the Licensor and the Licensee.

ARTICLE 2

LICENSE

2.1	Subject to the terms and conditions of this Agreement, the Licensor hereby grants permission to the Licensee to use DIANA Trademarks and the Licensee hereby agrees to use DIANA Trademarks for Business purposes in Indonesia and outside the territory of Indonesia for 10 (ten) years, starting on the 1st (first) day of April of the year 2024 (two thousand twenty four) until the 1st (first) day of April of the year 2034 (two thousand thirty four) (the ’‘Term of the License Agreement”).

2.2	The Licensee shall not allowed to grant any sublicense to any other party without the prior written consent from the Licensor.

2.3	Subject to Article 2.2, the use of the license referred to in Article 2.1 shall not transferable by the Licensee to any other party and the Licensee shall not authorized to use DIANA Trademarks in connection with any business other than the Business referred to in this Agreement.

ARTICLE 3

OWNERSHIP

The Licensee hereby acknowledges the ownership of and the rights of the Licensor to use, to exploit and to license the DIANA Trademarks.

The Licensee undertakes that it shall not directly or indirectly, at any time during or after the period of this Agreement, do or allow any act or thing which will in any way impair the ownership, rights and title whatsoever of the Licensor in the DIANA Trademarks, including but not limited to the right of the Licensor to register the DIANA Trademarks in Indonesia or other country.

ARTICLE 4

CONDITION OF USE

4.1	The Licensee shall use the DIANA Trademarks during the Term of the License Agreement only to the extent reasonably necessary to conduct the Business in Indonesia and outside the territory of Indonesia.

4.2	The Licensee’s use of the DIANA Trademarks must be in accordance with the terms and conditions of this Agreement and any specifications issued by the Licensor from time to time.

4.3	The Licensee shall from time to time as requested by the Licensor allow the representative of the Licensor to enter the Location during working hours with prior approval of the Licensee, for the purpose of compliance checks.

ARTICLE 5

PROTECTION OF DIANA TRADEMARKS

5.1	The Licensee is obliged to conduct all documents and actions and other things necessary to protect the DIANA Trademarks, and shall not do anything or neglect to do anything if such action or negligence shall disadvantage any DIANA Trademarks.

In this regard, the Licensee shall fully comply with all the laws and regulations of Indonesia.

The Licensee agrees to provide immediate written notification to the Licensor of any infringement or possible infringement of the DIANA Trademarks, of which it becomes aware.

5.2	The Licensor at its sole decision may take such action as it deem necessary or desirable, at law or otherwise, in Indonesia or elsewhere, to stop any infringement of the DIANA Trademarks and in the event any amount being refunded pursuant to such action either as compensation or otherwise, the Licensor shall have the exclusive right thereto.

5.3	In the event of any counterfeiting of DIANA Trademarks by another party during the Term of the License Agreement, the Licensor hereby grants power of attorney to the Licensee to submit a claim/lawsuit for counterfeiting of DIANA Trademarks through the District Court of North Jakarta in Jakarta.

ARTICLE 6

REGISTRATION AND RECORDING

In the event that the DIANA Trademarks are registered under the Law Number 20 of the year 2016 (two thousand sixteen) concerning Trademark and Geographical Indication (“Trademark Law”), the Licensee is obliged to execute and submit all documents and take actions as requested by the Licensor, including but not limited to record this Agreement or a other agreements (if necessary) at the Directorate General of Intellectual Property of the Ministry of Law and Human Rights of the Republic of Indonesia, and announce it in the Official Brand Gazette, thus this Agreement is in accordance with the requirements of the Trademark Law.

Any other agreements shall have the same provisions as this Agreement but with the necessary changes to reflect the fact that the DIANA Trademarks has been registered.

The Parties shall also agree to include into any other agreements, other provisions, and make amendments as required based on the law of Indonesia.

ARTICLE 7

RIGHTS AND OBLIGATIONS OF THE PARTIES

7.1	During the Term of the License Agreement, the Parties have the following rights:

a.	The Licensor:

(i)	receive royalties as agreed in this Agreement;

(ii)	use the DIANA Trademarks, unless it has been agreed in this Agreement that the Licensor shall not use the DIANA Trademarks during the term of this Agreement;

(iii)	request the DIANA Trademarks license to be cancelled if deemed necessary, especially if the implementation is not in accordance with what has been agreed by the Licensee.

b.	The Licensee:

(i)	receive guarantee that the DIANA Trademarks used are not legally defective and free from lawsuits from other parties;

(ii)	give approval to submit an application for the deletion of DIANA Trademarks in question to the Directorate General of Intellectual Property of the Ministry of Law and Human Rights of the Republic of Indonesia;

(iii)	use the DIANA Trademarks that have been agreed upon in accordance with the articles contained in this Agreement;

(iv)	request repayment of royalties that have been paid if the DIANA Trademarks agreed upon in this Agreement are cancelled; and

(v)	to submit a claim/lawsuit for counterfeiting of DIANA Trademarks through the District Court of North Jakarta in Jakarta.

7.2	During the Term of the License Agreement, the Licensor is obliged to accept the rights of the Licensee and the Licensee is obliged to receive the rights of the Licensor.

ARTICLE 8

PAYMENT

8.1	In consideration of granting the license, the Licensee hereby agrees and pays the Licensor a minimum royalty in the amount of USD100.000,00 (one hundred thousand United States Dollars) or Rp1.500.000.000,00 (one billion five hundred million Rupiah) per year or 5% (five percent) of the income/profit (which is higher) of the Business referred to in this Agreement.

Royalty payments shall be paid anually within the Term of the License Agreement.

Royalty payments in the first year, namely the period April 2024 (two thousand twenty four) to April 2025 (two thousand twenty five) shall be paid to the bank account appointed by the Licensor (as stated in Article 8.2 below) on the same date of the signing of this Agreement.

8.2	The payment as intended in Article 8.1 must be paid to the Licensor without deduction (set-off), discount, or suspension and in Rupiah currency to the bank appointed by the Licensor, namely as follows:

Bank Name :	Bank Central Asia
Account Number :	1685556679
On behalf of :	PT DIANA MODE INDONESIA

Licensee is required by any applicable law to make such discount or suspension.

The Licensee is obliged to pay the Licensor an additional amount in the form of the net amount that the Licensor will receive, equivalent to the full amount that the Licensor will receive when discount or suspension have not been required.

ARTICLE 9

INDEMNITY

Without prejudice to other rights and remedies available at law to the Licensor or under any provisions of this Agreement or any other agreement between the Parties, the Licensee hereby agrees to indemnify the Licensor in full against any demands, claims, actions, losses, damages, liabilities, costs, and expenses (including legal costs on a full compensation basis) suffered or experienced by the Licensor directly or indirectly as a result of infringement by the Licensee of this Agreement.

ARTICLE 10

PERIOD AND TERMINATION

10.1	One of the Party may extend or terminate this Agreement by providing written notification within 6 (six) months before the Term of the License Agreement ends.

10.2	Notwithstanding any provisions to the contrary in this Agreement, the license granted to the Licensee under Article 2.1 will be terminated immediately without notice or further formalities in the following cases:

10.2.1	The Licensee does not conduct or comply with one or more of its obligations under this Agreement or any other agreement between the Parties and if such negligence can be corrected, this can be done within 30 (thirty) days after delivery of written notification by the Licensor to the Licensee with mentioning the violation;

10.2.2	There is an application for bankruptcy, dissolution or liquidation from the Licensee or similar legal proceedings initiated against the Licensee or the Licensee becomes bankrupt or unable to pay its debts when they are due, stops, suspends, or threatens to stop or suspend all payments or the majority of its debts, or propose or make a general assignment or an arrangement or composition and/or for the benefit of its creditors; or a curator or manager or other similar official appointed in respect of all or part of the Licensee’s assets or property;

10.2.3	Business ceases or is suspended for any reason more than 60 (sixty) days.

10.3	Upon termination of the license granted to the Licensee under Article 2.1 for any reason, the Licensee is obliged, without further notice or request from the Licensor, to do the following:

10.3.1	immediately stop using the DIANA Trademarks in connection with the Business or any other matter;

10.3.2	does not claim the continued use of DIANA Trademarks by the Licensee, whether in terms of the Licensee’s ownership or interests in any form whatsoever.

10.4	Upon termination of this Agreement for any reason, the Licensee will not sue the Licensor for reasons of termination of this Agreement or any rights under this Agreement, the Licensee hereby expressly and irrevocably waives all compensation, claims, damages, payments, non-compliance whether, payment of severance pay, compensation, or any amount for any other reason, due to the termination.

10.5	Notwithstanding anything to the contrary herein contained in this Agreement, any termination pursuant to this Article 10 shall be without prejudice to any other rights or remedies, which a Party may have at law or in equity by reason of any breach by the other Party.

10.6	The Parties hereby agree that Article 1266 of Kitab Undang-Undang Hukum Perdata (Indonesian Civil Code) shall not be applicable to this Agreement.

ARTICLE 11

NOTICE

Any notice required to be given in accordance with this Agreement must be sent by registered post, by email, or delivered in person to the address below:

The Licensor:

PT DIANA MODE INDONESIA;

Address:	HQ Bella Terra Lifestyle Center, 1st Floor, Number 118, Jalan Boulevard Raya, Kelapa Gading Timur Sub-district, Kelapa Gading District, North Jakarta 14240;
Telephone:	08161883118;
Email:	info@dianaindonesia.com;
Attention:	The Board of Directors;

The Licensee:

PT MIRAE ASIA PASIFIK:

Address:	Jalan Jembatan Ill Barat, Blok B, Lot Number 7, Penjaringan sub district, Penjaringan District, North Jakarta;
Telephone:	02122672880;
Email:	ga-hrd@miraeasiapasifik.com;
Attention:	The Board of Directors;

The Notice shall be deemed to have been effectively accepted (i) if personally delivered and return receipt requested; or (ii) if delivered by registered mail at 3 (three) business days after being sent; or (iii) if delivered by email, when the sender receives confirmation or response to the email from the intended party.

Any kind of such change address shall be announced by the parties each other at the latest 14 (fourteen) calendar days effective as such change address.

If the announcement of the change address has not been conducted, then all risks of unaccepted such change address shaII become responsible to the party who has conducted the change address without written notice to the other party.

ARTICLE 12

CONFIDENTIALITY

12.1	The Licensee agrees on behalf of itself and its employees, servants, agents, affiliates, subsidiaries, assigns and successors that the Licensee will maintain as secret and confidential all information received from the Licensor including all such information and documents relating to or in connection with the subject matter of this Agreement.

At the request of one of the Parties, some or all of the employees of the other Party may be asked to sign a confidentiality agreement in the form and content of the requesting Party.

12.2	The obligation of confidentiality owed to a Party under this Article does not apply to information that:

12.2.1	when the disclosure has become public domain; or

12.2.2	prior to such disclosure, it has generally been made public to third parties or otherwise, through no fault or violation of the other Party; or

12.2.3	has become the legal property of the other Party prior to such disclosure and is not subject to any obligation of confidentiality; or

12.2.4	is required to be disclosed for legal reasons or applicable regulatory requirements; or

12.2.5	that is required to be disclosed to officers, employees or advisors of the other Party to the extent necessary to enable that Party to perform its obligations under this Agreement.

12.3	Subject to the provisions of this Agreement, neither Party will directly or indirectly use, publish, disseminate or disclose any information obtained in connection with this Agreement or the Business, without the prior written consent of the other Party.

12.4	The provisions of this Article 12 shall remain in effect upon termination of this Agreement for any reason.

ARTICLE 13

FORCE MAJEURE

13.1	The Parties hereby declare and agree that non-fulfillment or delay in the implementation of this Agreement by one of the Parties is not the responsibility of that Party, if the delay or non-fulfillment of the implementation of this Agreement is caused by things or circumstances that are beyond their control, including but not limited to natural disasters, acts of terrorism, states of war, war-like conditions, violence, vandalism, rebellion, riots, riots, criminal acts, labor strikes, national emergencies, and military emergencies, respectively each is called “Force Majeure”.

13.2	In the circumstances referred to in Article 13.1 above, the Party affected by the matters abovementioned shall notify the other Parties in writing no later than 7 (seven) calendar days from the occurrence of the Force Majeure, by including adequate evidence and a statement regarding the foreseeable consequences due to the Force Majeure.

Furthermore, the Party affected by the Force Majeure shall take all actions within its power to fulfill all its obligations under this Agreement to the best of its ability and protect the interests of the Parties as long as the Force Majeure continues.

The Parties agree that the exemption from liability due to the Force Majeure only applies as long as the Force Majeure lasts and the delay or non-fulfillment of the implementation of this Agreement is caused by the Force Majeure and the Party affected by the Force Majeure has taken all actions based on this Article 13.

13.3	The Parties agree to immediately negotiate the actions that must be taken to complete the implementation of this Agreement which is delayed due to Force Majeure.

ARTICLE 14

REPRESENTATIONS & WARRANTIES

14.1	Each Party hereby represents and warrants to the other Party that it has all requisite legal power and authority and has obtained all necessary consents and approval to enter into and perform this Agreement and this Agreement constitutes legally valid and binding obligations of such Party enforceable in accordance with its terms.

14.2	The Licensor makes no representation or warranty to the Licensee as to the absence of any restrictions on the Licensee’s use of DIANA Trademarks due to the rights of a third party or as to whether the Licensee’s use of DIANA Trademarks will infringe the rights of a third party.

14.3	The Licensor makes no representation or warranty to the Licensee as to whether the DIANA Trademarks shall be able to be used industrially or commercially.

ARTICLE 15

EXEMPTION FROM LIABILITY

15.1	The Licensor shall bear no liability whatsoever to the Licensee for any loss, damage, or expenses including legal fees incurred by the Licensee or a third party due to or in connection with the use of DIANA Trademarks.

If any damage etc. arises, the Licensee shall bear all such damage etc. and shall indemnify the Licensor against, and compensate the Licensor for, any and all damage etc. incurred by the Licensor.

15.2	The Licensee shall be liable to respond at its own expense and responsibility to any action or other legal proceedings filed or commenced against the Licensee by a third party in relation to damage etc. incurred due to or in connection with the Licensee’s use of DIANA Trademarks.

If such third party files or commences an action or other legal proceedings against the Licensor, the Licensee shall cooperate fully with the Licensor and bear all liability for damage etc. incurred by the Licensor.

ARTICLE 16

GENERAL PROVISIONS

16.1	This Agreement constitutes the full and complete understanding between the Parties with respect to the subject matter of this Agreement, and neither the correspondence nor any other documents exchanged prior to or in connection with the signing of this Agreement with respect to the subject matter of this Agreement, nor any statements, warranties, representations, or agreements whether oral or written, made with respect to the subject matter of this Agreement, during negotiations or otherwise, shall be binding on any Party unless expressly incorporated or referred to in this Agreement.

16.2	This Agreement may not be amended orally and may only be amended, altered, supplemented or changed by a written instrument signed by the Parties.

16.3	Severability

If any provision of this Agreement is deemed invalid, unlawful or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. The Parties shall use their best endeavors to replace the invalid, unlawful or unenforceable provision by a valid, lawful and enforceable one, which will best meet the purpose and intent of the replaced provision.

16.4	Costs

Each Party shall pay its own costs in negotiating, finalizing, signing and implementing this Agreement.

ARTICLE 17

DISPUTE SETTLEMENT

For the purposes of this Agreement, both parties concerned shall be deemed to have chosen their legal domicile and determined in the Registrar’s Office of the District Court of North Jakarta in Jakarta.

ARTICLE 18

LANGUAGE

18.1	This Agreement shall be made in the Indonesian language version.

18.2	The English version of this Agreement has been complied and attached to the Attachement to this Agreement.

18.3	In the event of any discrepancy between the Indonesian and English versions, the Indonesian version shall prevail.

Finally, the appearers hereby declare that all of the content, form, and information stated in this deed is truly understood and formed as intended by the appearers.

The appearers hereby declare that (i) all of personal identity (identity card and/or passport) which are shown to me, Notary, are truly and valid as stipulated under such identity; and (ii) all the documents which underlies the preparation of this deed, have been trully signed by the authorities.

The appearers are fully liable with regard to such documents, the appearers declare to release me, Notary, and the witnesses from any law suit or legal proceeding whatsoever, both civil law and criminal law, if there is part or all of the statements submitted to the Notary and/or other documents are found to be mistake or incorrect.

The appearers that I, Notary, know.

IN WITNESS WHERE OF THIS DEED

Is drawn up and completed in North Jakarta, on the day, date, month and year as mentioned in the beginning of this deed, in the presence of:

1.	Miss NOVA GAMAYANTI PUTRI AKHMAD, Sarjana Hukum, Magister Kenotariatan, born in Kendari, on the 13th (thirteenth) day of November of the year 1996 (one thousand nine hundred ninety six), residing in Kolaka, Jalan Pemuda Kolong lklim Number 11, Neighborhood Association 005, Administrative Unit 005, Laloeha Sub-district, Kolaka District, Kolaka Regency, Southeast Sulawesi Province, holder of Resident Identification Card with National Identification Number 7401045311960006, Indonesia Citizen, temporarily present in Jakarta;

2.	Miss UMI MEILINA, Sarjana Hukum, born in Sragen, on the 27th (twenty seventh) day of May 1981 (one thousand nine hundred and eighty one), residing in Sragen, Peeing Neighborhood Association 003, Administrative Unit 014, Sragen Tengan Sub-district, Sragen District, Sragen Regency, Central Java Province, holder of Resident Identity Card Number 3276056705810010, Indonesia citizen, temporarily present in Jakarta;

-	both are the Assistant of Notary, whom I, Notary, know, as the witnesses.

After this deed, I, Notary, read out to the appearers and the witnesses, then, this deed is executed by the appearers, the witnesses, and me, Notary.

Executed with two alterations, which is due to one addition and one deletion, without substitution.